March 2018 Performance Update

Frontier Funds Supplement Dated March 31, 2018 to Prospectus Dated April 29, 2016. Frontier Funds Class 1

F R O N T I E R F U N D S ' G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

February performance for the Frontier Funds is detailed below:*

Frontier Funds Class 1	March 31, 2018 MTD	March 31, 2018 YTD	NAV / Unit

Frontier Diversified Fund-1	-0.14%	-8.48%	$ 106.54
Frontier Long/Short Commodity Fund-1a	-3.75%	-4.29%	$ 77.86
Frontier Masters Fund-1	-0.49%	-14.33%	$ 98.30

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund's Appendix to the Prospectus.

* The above table sets forth the actual performance of the Fund and Class as of March 31, 2018. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS